Exhibit 99.1

FOR IMMEDIATE RELEASE

The Children’s Place APPOINTS STANLEY REYNOLDS TO BOARD OF DirectorS

SECAUCUS, N.J. – November 4, 2014 -- The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced the appointment of Stanley Reynolds, 49, to the Company’s Board of Directors.

Mr. Reynolds currently holds the positions of Executive Vice President and Chief Financial Officer of 7-Eleven Inc., where he has responsibility for the management of all finance functions. This includes strategic planning, treasury, accounting, tax, corporate communications, procurement and internal audit. Mr. Reynolds joined 7-Eleven in 1997 and has held positions of increasing responsibility in the areas of finance, treasury and planning. He received his bachelor’s degree from Henderson State University and a master’s degree in business administration from Vanderbilt University.

“Stan brings broad-based financial, international and strategic planning expertise,” commented Norman Matthews, Chairman of the Board, “The Children’s Place will benefit from his extensive and relevant experience.”

Mr. Reynolds qualifies as an independent director within the meaning of the Marketplace Rules of the Nasdaq Stock Market, LLC. Mr. Reynolds will serve as a Class III Director, and will stand for election at the 2015 Annual Meeting of Stockholders.

About The Children's Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of August 2, 2014, the Company operated 1,113 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 54 International stores open and operated by its franchise partners.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693